Exhibit 10.1
TERMINATION, AMENDMENT AND BUY-BACK AGREEMENT TO
DISTRIBUTOR AGREEMENT
THIS TERMINATION, AMENDMENT AND BUY-BACK AGREEMENT TO DISTRIBUTOR AGREEMENT (“Termination Agreement”) is made and entered into as of this 7th day of October, 2010, by and among Aesculap, Inc. (“Distributor”), MISONIX, INC. (“Misonix”) and Fibra-Sonics (NY) Inc., a wholly-owned subsidiary of Misonix and successor in interest to Fibra Sonics, Inc. (“F-S”).
BACKGROUND
WHEREAS, Distributor and F-S (Misonix, in the case of the Third and Fourth Amendments described below) entered into a Distributor Agreement dated November 1999, as amended by the First Amendment to Distributor Agreement dated June 30, 2003, the Second Amendment to Distributor Agreement dated June 22, 2005, the Third Amendment to Distributor Agreement dated November 16, 2006, and the Fourth Amendment to Sonastar Distributor Agreement dated September 22, 2008 (as amended, the “Distributor Agreement”), pursuant to which Distributor was a distributor for F-S of the Products as set forth in the Distributor Agreement;
WHEREAS, the Distributor Agreement expired in accordance with its terms on June 30, 2009;
WHEREAS, pursuant to Section 9f of the Distributor Agreement, F-S is obligated to continue to supply Distributor with accessories;
WHEREAS, Misonix has to date been fulfilling the obligations of F-S under Section 9f of the Distributor Agreement;
WHEREAS, the parties desire to terminate Misonix’s obligations under Section 9f of the Distributor Agreement and provide for Misonix to buy back Product from Distributor, assume responsibility of servicing the Products sold by Distributor to Sonastar Customers (as defined below) and purchase Distributor’s rights to sell procedure packs to Sonastar Customers as set forth in this Termination Agreement; and
WHEREAS, the foregoing also requires that certain provisions of the Distributor Agreement stated to survive the termination of the Distributor Agreement no longer shall survive such termination or shall be amended.
NOW THEREFORE, intending to be legally bound hereby, the parties agree as follows:
AGREEMENT
1. Background Provisions; Defined Terms. The Background paragraphs set forth above are hereby incorporated in this Termination Agreement as if fully set forth herein. Any capitalized terms not defined in this Termination Agreement shall have the same meanings ascribed to such terms in the Distributor Agreement.

2. Termination of Distributor Agreement. Except as otherwise set forth on Exhibit 5, the parties hereby mutually agree to terminate, as of October 15, 2010 (the “Termination Date”) (i) Misonix’s obligations under Section 9f of the Distributor Agreement and (ii) Distributor’s rights to sell procedure packs (the “Sale Rights”) to the Sonastar Customers. In connection with the termination of Misonix’s obligations under Section 9f of the Distributor Agreement, and notwithstanding anything to the contrary in the Distributor Agreement, the respective obligations of Distributor, Misonix and F-S and terms of the buyback of Products by Misonix from Distributor shall be in accordance with the relevant sections below. The parties agree and acknowledge that as of the date hereof, no party is in breach of the Distributor Agreement.
3. Current Business. On the Termination Date, in consideration of the purchase and sale of (i) Distributor’s current service contracts for the Products (“Sonastar Contracts”), customer list and customers currently evaluating the Products all with respect to the sale and servicing of the Products (the “Customer List”) and (ii) the Sale Rights, Misonix shall pay Distributor $800,000 (the “Current Business Amount”) by wire transfer of immediately available funds and pursuant to written wire transfer instructions delivered by Distributor to Misonix. Misonix shall assume all rights, responsibilities and obligations pursuant to and under the (i) Sonastar Contracts and Customer List and (ii) the Sale Rights, including without limitation, the sale of accessory Products and servicing and training of the Products to the customers with Sonastar Contracts (the “Sonastar Customers”). A list of the (i) Sonastar Contracts, (ii) the Customer List and (iii) sales history setting forth the location of all Sonastar systems and the prices paid by each customer for disposable Products is attached as Exhibit 1 hereto. Distributor will provide Misonix with true and complete copies of all Sonastar Contracts promptly after the execution of this Termination Agreement.
4. Transition. Misonix and Distributor agree to institute a transition period beginning at the conclusion of the Inspection (as defined below) and ending on or about October 15, 2010 during which time Distributor and Misonix shall (i) send a letter or letters to the Sonastar Customers notifying them of the assignment of the obligations under the Sonastar Contracts over to Misonix and (ii) to the extent requested by Misonix, arrange introductory meetings between the Sonastar Customers and the applicable sales representative of Misonix. The text of each such letter shall be mutually agreed upon by the parties.
5. Terms of Purchase of Products by Misonix. Misonix agrees to repurchase from Distributor the current inventory of (i) new Products held by Distributor at the price Distributor paid for such Products and (ii) used Products used by Distributor for demonstration and/or loaner purposes at the prices equal to Distributor’s book-value as of July 31, 2010 for such Products. A current inventory listing of new and used Products, including buyback prices as defined above (collectively, the “Buyback Amount”), is attached as Exhibit 2 hereunder (Exhibit 2 shall consist of a 2a, 2b and 2c and Exhibit 2a shall list the new capital Products, Exhibit 2b shall list the used capital Products, and Exhibit 2c shall list the new disposable Products). Misonix shall pay Distributor the Buyback Amount in four (4) equal consecutive quarterly installments due no later than ten (10) days after the close of each calendar quarter with the first such payment due no later than January 10, 2011. Each installment payment shall be paid by wire transfer of immediately available funds pursuant to the wire transfer instructions delivered pursuant to Section 3 above. In addition, in the event Distributor has other used Products in its inventory, Misonix shall have the option to purchase such used Products at a mutually agreed upon price, which shall be attached as Exhibit 3 and such purchase price shall be included in the Buyback Amount. Prices and intent to purchase the Products on Exhibit 3 must be agreed by November 19, 2010.

6. Inspection of Products. On or about October 6, 2010, Misonix may inspect the new Products at Distributor’s Hazelwood, Missouri location for the purposes of confirming that such Products exist as described (the “Inspection”). Misonix acknowledges and agrees that the Products listed on Exhibit 2 will not be finalized until the Termination Date, as Distributor will be accepting purchase orders from the Sonastar Customers and potential new customers up to the Termination Date. To the extent Product is sold between the date of this Agreement and the Termination Date, such Product and its corresponding purchase price shall be removed from Exhibit 2 and the Buyback Amount shall be adjusted accordingly.
7. Distributor’s Representations and Warranties.
Distributor represents and warrants to Misonix that each statement in this Section 7 is true and correct as of the date hereof and as of the Termination Date.
(a) Organization and Good Standing. Distributor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted.
(b) Authority and Enforceability. Distributor has the requisite power and authority to enter into this Termination Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Termination Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations hereunder have been duly authorized by all necessary action on the part of Distributor and no other consent, action or proceedings on the part of Distributor to authorize this Termination Agreement or to consummate the transactions contemplated hereby are required. This Termination Agreement has been duly executed and delivered by Distributor and, assuming due authorization, execution and delivery by Misonix and F-S, constitutes the valid and binding obligation of Distributor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.
(c) No Conflicts; Consents.
(i) The execution and delivery of this Termination Agreement by Distributor does not, and the performance by Distributor of its obligations hereunder and the consummation by Distributor of the transactions contemplated hereby (with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the charter documents of Distributor, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any contract (A) to which Distributor is a party, (B) of which Distributor is a beneficiary or (C) by which Distributor or any of its assets are bound, (iii) violate or conflict with any law, authorization or order applicable to Distributor, or give any governmental entity or other person the right to challenge any of the transactions contemplated by this Termination Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such law, authorization or order, or (iv) result in the creation of any liens upon any of the assets owned or used by Distributor.

(ii) No authorization or order of, registration, declaration or filing with, or notice to, any governmental entity or other person is required by or with respect to Distributor in connection with the execution and delivery of this Termination Agreement and the transactions contemplated by this Termination Agreement.
(d) Title to Products. Distributor has good and transferable title to the Products, free and clear of any and all liens.
(e) Intentionally Omitted.
(f) Absence of Certain Changes or Events. (i) No Sonastar Contract has been modified, (ii) no rights under any Sonastar Contract have been waived or accelerated and (iii) no Sonastar Contract has been terminated or cancelled.
(g) Litigation.
(i) There is no action, suit or proceeding, claim, arbitration, litigation or investigation pending or, to the knowledge of Distributor, threatened against or affecting Distributor, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Termination Agreement.
(ii) There is no unsatisfied judgment, penalty or award, in each case related to the Sonastar Contracts or the Products, against or affecting Distributor or any of its assets, properties or rights.
(h) Insurance.
(i) Distributor has maintained in effect, and will maintain in effect for eighteen (18) months, adequate insurance coverage for Distributor in amounts and against all risks normally insured by persons possessing similar assets or operating similar businesses in similar locations and which is sufficient for compliance with all laws and Sonastar Contracts to which Distributor is a party or by which Distributor is bound in connection with the Sonastar Contracts and the Products. All such coverage is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation, termination or non renewal has been received by Distributor with respect to any such policy. There are no pending claims under any of such coverage with respect to the business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(ii) All insurable claims with respect to the business have been tendered to the insurance carriers and no claims are being handled under a reservation of rights letter.
(iii) To the knowledge of Distributor, there are no historical gaps in coverage with respect to the Sonastar Contracts.
(i) Product Warranty.
(i) There are no warranties (express or implied) outstanding with respect to any Products currently or formerly distributed or any services rendered, by Distributor, beyond that set forth in the standard conditions of sale or service, copies of which are included in Exhibit 1.

(ii) Each Product distributed by Distributor has been in conformity with (1) to the best knowledge of Distributor after reasonable inquiry, all applicable contractual commitments and, (2) to the commercially reasonable knowledge of Distributor, warranties in all respects.
(j) Brokers or Finders. Distributor represents that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Termination Agreement.
(k) Completeness of Disclosures. No representation or warranty by Distributor in this Termination Agreement, and no statement made by Distributor in any certificate or other document furnished or to be furnished to Misonix pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Termination Agreement, there are no facts or circumstances of which Distributor is aware that could be expected to have, individually or in the aggregate, a material adverse effect on the transactions contemplated by this Termination Agreement.
8. Misonix Representations and Warranties.
Misonix represents and warrants to Distributor that each statement contained in this Section 8 is true and correct as of the date hereof and as of the Termination Date.
(a) Organization and Good Standing. Each of Misonix and F-S is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted.
(b) Authority and Enforceability. Each of Misonix and F-S has the requisite power and authority to enter into this Termination Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Termination Agreement, the consummation of the transactions contemplated hereby and the performance of the obligations hereunder have been duly authorized by all necessary action on the part of Misonix and F-S and no other consent, action or proceedings on the part of Misonix or F-S to authorize this Termination Agreement or to consummate the transactions contemplated hereby are required. This Termination Agreement has been duly executed and delivered by Misonix and F-S and, assuming due authorization, execution and delivery by Distributor constitutes the valid and binding obligations of Misonix and F-S, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

(c) No Conflicts; Consents.
(i) The execution and delivery of this Termination Agreement by Misonix and F-S does not, and the performance by Misonix and F-S of their obligations hereunder and the consummation by Misonix and F-S of the transactions contemplated hereby (with or without the giving of notice or lapse of time, or both) will not, (i) violate the provisions of any of the charter documents of Misonix or F-S, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any contract (A) to which Misonix or F-S is a party, (B) of which either Misonix or F-S is a beneficiary or (C) by which Misonix or F-S or any of their assets are bound, (iii) violate or conflict with any law, authorization or order applicable to Misonix or F-S, or give any governmental entity or other person the right to challenge any of the transactions contemplated by this Termination Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such law, authorization or order, or (iv) result in the creation of any liens upon any of the assets owned or used by Misonix or F-S.
(ii) No authorization or order of, registration, declaration or filing with, or notice to, any governmental entity or other person is required by or with respect to Misonix or F-S in connection with the execution and delivery of this Termination Agreement and the consummation of the transactions contemplated by this Termination Agreement.
(d) Litigation. There is no action, suit or proceeding, claim, litigation or investigation pending, or to the knowledge of Misonix or F-S threatened against or affecting Misonix or F-S, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Termination Agreement.
(e) Insurance. Misonix and F-S (through Misonix’s coverage) have each maintained in effect, and will maintain in effect for eighteen (18) months, adequate insurance coverage for Misonix and F-S in amounts and against all risks normally insured by persons possessing similar assets or operating similar businesses in similar locations and which is sufficient for compliance with all laws, their respective businesses, and in the case of Misonix, the Sonastar Contracts and Sales Rights which Misonix is purchasing. All such coverage is in full force and effect, all premiums with respect thereto have been paid to the extent due, and no notice of cancellation, termination or non renewal has been received by Misonix or F-S with respect to any such policy. There are no pending claims under any of such coverage with respect to the business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
(f) Brokers or Finders. Misonix and F-S represent, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Termination Agreement.
(g) Completeness of Disclosures. No representation or warranty by Misonix or F-S in this Termination Agreement, and no statement made by Misonix or F-S in any certificate or other document furnished or to be furnished to Distributor pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Termination Agreement, there are no facts or circumstances of which Misonix or F-S is aware that could be expected to have, individually or in the aggregate, a material adverse effect on the transactions contemplated by this Termination Agreement.

9. No Other Warranty. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 7 ABOVE, DISTRIBUTOR MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND DISTRIBUTOR SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL DISTRIBUTOR BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, SUSTAINED OR INCURRED IN CONNECTION WITH THE PRODUCT(S) OR CAUSED BY DEFECTS IN PRODUCT(S), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR UNFORESEEABLE.
10. Product Labels. Misonix agrees that it will not sell or make available for sale any Products with Distributor’s name or label on such Products, nor shall Misonix otherwise sell or make available for sale any Products under Distributor’s name. Within 30 days after the Termination Date, Misonix shall (i) affix appropriate labels to all generator Products, including without limitation, the generator Products at customer locations for customers with Sonastar Contracts and/or potential customers who may be evaluating the Products and (ii) remove any labels on the generator Products wherever located that have Distributor’s name or contact information or in any way reference Distributor, such that the customers may clearly identify that Misonix is to be contacted for any product ordering, questions or repair needs. Distributor agrees to cooperate with Misonix at Misonix’s reasonable request in making the label changes set forth above, and each party shall be responsible for its own costs with respect thereto.
11. Promissory Note. On the Termination Date, in addition to the payment of the Current Business Amount to Distributor, Misonix shall issue a Promissory Note in the form as set forth on Exhibit 4 attached hereto in favor of Distributor for the full Buyback Amount, to be payable to Distributor by wire transfer in accordance with Section 5 above.
12. Confidentiality. Neither party shall disclose the terms of this Termination Agreement to any other person or entity outside its organization and affiliates that have a need to know such terms for purposes of fulfilling such party’s obligations hereunder. For purposes of this provision, Misonix and F-S acknowledge and agree that neither shall disclose the existence or subject matter of this Termination Agreement with its product distributors and sales force or customers and potential customers until such time that Distributor sends its notification letter to the Sonastar Customers as described in Section 4 above. No party shall make any public announcement concerning the terms of this Termination Agreement unless such party receives prior written approval by the other parties. Notwithstanding anything to the contrary contained in the foregoing, Distributor acknowledges and agrees that after the Termination Date Misonix will (i) have to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission reporting the consummation of the transactions contemplated by this Termination Agreement which Current Report will have a copy of this Termination Agreement attached as an exhibit and (ii) issue a press release, which press release will be subject to Distributor’s prior approval (such approval not to be unreasonably withheld).
13. Restrictive Covenants.
(a) Distributor covenants that, commencing on the Termination Date and ending on the eighteen (18) month anniversary of the Termination Date (the “Noncompetition Period”), and provided that Misonix has made all payments due and owing under this Agreement on their respective due dates, Distributor shall not, in the Territory (as defined in the Distributor Agreement), engage in, or permit Distributor’s name to be used in connection with, (x) the development, selling, repair, servicing or testing new or used ultrasonic surgical aspiration equipment including consumable accessories used in conjunction therewith, and (y) performing training for the use, service, repair and maintenance for the equipment set forth in (x) above (collectively, the “Restricted Business”).

(b) Distributor covenants that during the Noncompetition Period, and provided that Misonix has made all payments due and owing under this Agreement on their respective due dates, it will not (i) call on or solicit any person for purposes of business relating to the ultrasonic surgical aspiration business who or which is, at that time, or has been within one year prior thereto, a customer of Distributor ; or (ii) solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by, or a consultant of, Misonix on a full or part-time basis; provided, however, that the foregoing shall not prohibit Distributor from soliciting any such individual solely pursuant to a general advertisement for employment. Misonix and F-S each covenants that during the Noncompetition Period, it will not solicit the employment of or hire any person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by, or a consultant of, Distributor on a full or part-time basis; provided, however, that the foregoing shall not prohibit Misonix or F-S from soliciting any such individual solely pursuant to a general advertisement for employment. Distributor, Misonix and F-S each covenant that during the Noncompetition Period it will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that may, directly or indirectly, disparage or be damaging to the other parties or any of their respective officers, directors, employees, advisors, businesses, or reputation.
(c) The parties each acknowledge that the restrictions contained in this Section 13 are reasonable and necessary to protect the legitimate interests of the other parties and constitute a material inducement to the other parties to enter into this Termination Agreement and consummate the transactions contemplated by this Termination Agreement. The parties acknowledge that any violation of this Section 13 may result in irreparable injury to the other parties and agrees that the affected party shall be entitled to seek preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 13, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which a party is in breach of its obligations under this Section 13.
(d) In the event that any covenant contained in this Section 13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this Section 13 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
14. Surviving Terms of Distributor Agreement. Notwithstanding anything to the contrary contained in Section 9f of the Distributor Agreement, the following provisions of the Distributor Agreement shall survive the expiration thereof for the time periods set forth below, if any: (i) Section 6; (ii) Section 8e for (1) year from the Termination Date; (iii) Section 10 except that clause d of Section 10 is deleted and superseded by the provisions of this Termination Agreement; (iv) Section 12 for one (1) year from the Termination Date; (v) Section 11a; and (vi) Section 13.

15. Indemnification. Subject to the other parties’ compliance with their obligations hereunder, Misonix and Distributor each agree to indemnify, defend and hold harmless the other from and against any assessments, liabilities, losses, damages, costs and expenses (including without limitation interest, penalties and disbursements, but, excluding attorneys fees, other than reasonable fees of attorneys retained by the indemnified party to assert such defense) arising out of or relating to any demands, claims, actions, causes of action or proceedings asserted by a third party which results from or arises out of a material breach by the other party of the terms and conditions of this Termination Agreement or any misrepresentation or material breach of the representations made by such party in this Termination Agreement.
16. Miscellaneous.
(a) Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. In the event such communications are delivered by facsimile, such communication shall also be followed by a mailed copy. Such communications, to be valid, must be addressed as follows:
If to Distributor, to:
Aesculap, Inc.
3773 Corporate Parkway
Center Valley, PA 18034
Attn: VP Marketing
Facsimile:
With a required copy to (which shall not constitute notice to Distributor):
Scarlett Spence, Esq.
Aesculap, Inc.
3773 Corporate Parkway
Center Valley, PA 18034
Facsimile: 610-849-5211
If to Misonix or F-S, to:
MISONIX, INC.
1938 New Highway
Farmingdale, NY 11735
Attn: Michael A. McManus, Jr.
Facsimile: 631-694-5740

With a required copy to (which shall not constitute notice to Misonix or F-S):
Wilk Auslander LLP
675 Third Avenue
New York, NY 10017
Attn: Joel I. Frank, Esq.
Facsimile: 212-752-6380
or to such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
(b) Amendments and Waivers.
(i) Any provision of this Termination Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Termination Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(ii) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(iii) To the maximum extent permitted by applicable law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
(c) Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Termination Agreement are consummated.
(d) Successors and Assigns. This Termination Agreement may not be assigned by any party hereto without the prior written consent of the other party(ies). Subject to the foregoing, all of the terms and provisions of this Termination Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
(e) Governing Law. This Termination Agreement and the Exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(f) Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the State of New York, and (b) the federal court for the Southern District of the State of New York, for the purposes of any action arising out of this Termination Agreement or any transaction contemplated by this Termination Agreement. Each party agrees to commence any such action either in the federal court for the Southern District of the State of New York, or if such action may not be brought in such court for jurisdictional reasons, in the state courts of the State of New York. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 15(f). Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Termination Agreement or the transactions contemplated by this Termination Agreement in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
(g) Counterparts. This Termination Agreement may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument. This Termination Agreement, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Termination Agreement shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Termination Agreement to produce or account for more than one such counterpart.
(h) Third Party Beneficiaries. No provision of this Termination Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
(i) Entire Agreement. This Termination Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Termination Agreement. All Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. Except as otherwise provided herein, any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Termination Agreement.
(j) Captions. All captions contained in this Termination Agreement are for convenience of reference only, do not form a part of this Termination Agreement and shall not affect in any way the meaning or interpretation of this Termination Agreement.
(k) Severability. Subject to Section 12(d), any provision of this Termination Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(l) Further Assurances. Each of the parties agrees that it will from time to time on or after the Termination Date promptly do, execute, acknowledge and deliver and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney and other documents as may be reasonably requested by any of the other parties for better assigning, transferring, granting, conveying and conferring right, title and interest to Misonix of the Sonastar Contracts and Customer List, the Products and the Sale Rights.
IN WITNESS WHEREOF, the parties have executed and delivered this Termination Agreement as of the day and year first above written.

Aesculap, Inc.		MISONIX, INC.

By:	/s/ Yale Graves Yale Graves Vice President, Marketing	By:	/s/ Michael A. McManus Name: Michael A. McManus, Jr. Title: President & CEO

Fibra-Sonics (NY) Inc.

By:	/s/ Steven Burdorf	By:	/s/ Michael A. McManus

	Steven Burdorf Vice President, Operations		Name: Michael A. McManus, Jr. Title: President

Exhibit 1
Distributor’s Sonastar Contracts, Customer List and Sales History

Exhibit 2
Products and Buyback Amount

Exhibit 3
Additional Optional Products and Buyback Amount

Exhibit 4
Form of Promissory Note
To be Attached

Exhibit 5
Exclusions to Section 2